Exhibit 4.2

EXECUTION

AMENDMENT TO INNOVAGE HOLDING CORP.

STOCK PURCHASE WARRANT AGREEMENT

This Amendment dated as of February 9, 2021 (this “Amendment”) to the TCO Group Holdings, Inc. Stock Purchase Warrant Agreement, with an issuance date of March 18, 2019, (the “Warrant Agreement”), is made by and between ADVENTIST HEALTH SYSTEM/WEST, a California nonprofit religious corporation, d/b/a ADVENTIST HEALTH (the “Holder”), and INNOVAGE HOLDING CORP. (F.K.A. TCO GROUP HOLDINGS, INC.), a Delaware corporation (the “Company”).

WHEREAS, subject to the terms and conditions set forth in this Amendment, and pursuant to Section 11 of the Warrant Agreement, the parties hereto desire to amend certain terms of the Warrant Agreement by entering into, and as set forth in, this Amendment.

NOW THEREFORE, in consideration of the mutual promises and conditions contained herein, and for other good and valuable considerations, the receipt and sufficiency of which hereby are acknowledged, the parties hereby agree as follows:

Section 1.           Definitions. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Warrant Agreement unless otherwise indicated.

Section 2.            Amendment to the Warrant Agreement.

(a)         The preamble of the Warrant Agreement is amended and restated as follows:

THIS IS TO CERTIFY that ADVENTIST HEALTH SYSTEM/WEST, a California nonprofit religious corporation, d/b/a ADVENTIST HEALTH, and its permitted transferees, successors and assigns (the “Holder”), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, is entitled to purchase from INNOVAGE HOLDING CORP. (F.K.A. TCO GROUP HOLDINGS, INC.), a Delaware corporation (the “Company”), shares of Company Common Stock, par value $0.001 per share, of the Company representing an aggregate number of Company Common Stock equal to $15,000,000 divided by the price per share of Company Common Stock in the Initial Public Offering, rounded down to the nearest whole share, at any time on or after the Exercise Date and expiring on the Expiration Date.

(b)         Sections 2.1(a), 2.1(b) and 2.1(c) of the Warrant Agreement are amended and restated as follows:

(a)          Right to Exercise.

(i)          At any time on or prior to the Expiration Date, the Holder may exercise this Warrant Agreement, in whole or in part, by delivering the Notice of Exercise, in the form of Exhibit A attached hereto and made a part hereof (the “Notice of Exercise”), duly executed. The aggregate Exercise Price (the “Aggregate Exercise Price”) to be paid for the shares of Warrant Common Stock to be purchased (the “Exercise Amount”) shall be equal to the product of (A) the Exercise Amount multiplied by (B) the Exercise Price. If the Expiration Date is not a Business Day, then this Warrant Agreement may be exercised on the next succeeding Business Day.

(ii)         Subject to all other terms and conditions hereof, the Holder only may exercise this Warrant Agreement and deliver a Notice of Exercise if the Aggregate Exercise Price in respect of such exercise is more than $5,000,000, unless such exercise is for all of the, or the remainder of any, outstanding, unexercised Warrant Common Stock.

(b)          Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made to the Company in cash or other immediately available funds or as provided in Section 2(c) or a combination thereof. In the case of payment of all or a portion of the Aggregate Exercise Price pursuant to Section 2(c), the direction by the Holder to make a “Cashless Exercise” shall serve as accompanying payment for that portion of the Exercise Price.

(c)         Cashless Exercise. Until the occurrence of any Reorganization Event, the Holder shall have the right to pay all or a portion of the Aggregate Exercise Price by making a “Cashless Exercise,” by instructing the Company to withhold a number of shares of Warrant Common Stock then issuable upon exercise of this Warrant with an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price or such other amount as the Holder so provides. In the event of any withholding of shares of Warrant Common Stock pursuant to this Section 2(c) where the number of shares whose value is equal to the Aggregate Exercise Price is not a whole number, the number of shares withheld by the Company shall be rounded up to the nearest whole share and the Company shall make a cash payment to the Holder (by delivery of a certified or official bank check or by wire transfer of immediately available funds) based on the incremental fraction of a share being so withheld by the Company in an amount equal to the product of (x) such incremental fraction of a share being so withheld multiplied by (y) the Fair Market Value as of the Exercise Date.

(c)         Section 5(c) of the Warrant Agreement is deleted.

(d)        Section 6 of the Warrant Agreement is amended by (i) amending and replacing the definitions of “Exercise Date,” “Exercise Price,” “Expiration Date” and “Fair Market Value” with the respective definition set forth below, and (ii) adding the defined terms “3-Day Daily VWAP,” “Bloomberg,” “Business Day,” “Closing Price,” “Company Capital Stock,” “Company Common Stock,” “Company Equity Securities,” “Company Stock Plans,” “Daily VWAP,” “Fully Diluted,” “Initial Public Offering,” “Market Disruption Event,” “Options or Convertible Securities,” “Person,” and “Trading Day” in each case, as follows:

“3-Day Daily VWAP” means the average of the Daily VWAP per share of Company Common Stock for each of three consecutive full Trading Days.

“Bloomberg” means Bloomberg Financial Markets.

“Business Day” means a day other than a day on which commercial banks in New York, New York are authorized or required by law to close.

“Closing Price” of the Company Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of the shares of the Company Common Stock on the Nasdaq Global Select Market on such date, in each case, as reported by Bloomberg. If the Company Common Stock is not traded on the Nasdaq Global Select Market on any date of determination, the Closing Price of the Company Common Stock on such date of determination means the closing sale price in the composite transactions for the principal United States securities exchange or automated quotation system on which the Company Common Stock is so listed or quoted as reported by Bloomberg, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Company Common Stock is so listed or quoted, or if the Company Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Company Common Stock in the over-the-counter market as reported by OTC Market Group, Inc. or any similar organization, or, if that bid price is not available, the market price of the Company Common Stock on that date as determined by a nationally recognized investment banking firm (unaffiliated with the Company) retained by the Company for such purpose.

“Company Capital Stock” means Company Common Stock and any other shares of capital stock of the Company.

“Company Common Stock” means common stock, par value $0.001 per share, of the Company.

“Company Equity Securities” means all shares of Company Capital Stock now or hereafter issued and all Options or Convertible Securities now or hereafter issued.

“Company Stock Plans” means all stock option plans, restricted stock purchase plans, stock option agreements, restricted stock purchase agreements and other stock-based incentive plans and agreements relating to the issuance of Company Equity Securities.

“Daily VWAP” means, for any Trading Day, the per share volume-weighted average price of the Company-Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) page “InnovAge Holding Corp.” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading on the relevant Trading Day until the scheduled close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Company Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with the Company) retained by the Company for such purpose). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Exercise Date” means the date on which the Company consummates its Initial Public Offering.

“Exercise Price” means the price per share of Company Common Stock in the Initial Public Offering.

“Expiration Date” means the date that is 12 months after the date of consummation of the Company’s Initial Public Offering.

“Fair Market Value” means, as of any particular Exercise Date, the 3-Day Daily VWAP ending on the Trading Day immediately preceding such Exercise Date.

“Fully Diluted” means, with respect to any determination of the number of shares of Company Common Stock outstanding or held by one or more Persons, the number of shares of Company Common Stock outstanding or held by such Person or Persons (excluding any unvested shares of restricted stock issued under any Company Stock Plan) assuming the conversion, exercise or exchange of all other Options or Convertible Securities for Company Common Stock (excluding any unvested stock options issued under any Company Stock Plan).

“Initial Public Offering” means the sale of shares of Company Common Stock to the public for the first time pursuant to an effective registration statement (other than a registration statement on Form S-4, Form S-8 or any similar or successor form) filed under the Securities Act.

“Market Disruption Event” means any suspension of, or limitation imposed on, trading of the Company Common Stock by any exchange or quotation system on which the Closing Price is determined pursuant to the definition of the term “Closing Price” (the “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Company Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Company Common Stock or options contracts relating to the Company Common Stock on the Relevant Exchange.

“Options or Convertible Securities” means any securities directly or indirectly convertible into or exercisable or exchangeable for Company Capital Stock.

“Person” means any natural person, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

“Trading Day” means a Business Day on which (A) trading in the Company Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Company Common Stock is then listed or, if the Company Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Company Common Stock is then traded and (B) on which there has not occurred a Market Disruption Event.

(d)         Section 6 of the Warrant Agreement is further amended by deleting the following defined terms: “Change of Control,” “Consolidated EBITDA” (including Exhibit B), “Last Fiscal Quarter,” “TCO,” “TTM Consolidated EBITDA,” and “Valuation Firm.”

(e)         Section 18 of the Warrant Agreement is deleted in its entirety and replaced with the following:

(a)          Adjustment to Exercise Price and Warrant Shares Upon Dividend, Subdivision or Combination of Common Stock. If the Company shall, at any time or from time to time after the date hereof, (i) pay a dividend or make any other distribution upon the Company Common Stock or any other capital stock of the Company payable in shares of Company Common Stock or in Options or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Company Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of shares of Warrant Common Stock issuable upon exercise of this Warrant shall be proportionately increased. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Company Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of shares of Warrant Common Stock issuable upon exercise of this Warrant shall be proportionately decreased. Any adjustment under this Section 18(a) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

(b)          Notice of any Reorganization, Reclassification, Consolidation or Merger.

(i)          At least 30 Business Days prior to the record date used for any (i) capital reorganization of the Company, (ii) reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Company with or into another Person, (iv) sale of all or substantially all of the Company’s assets to another Person or (v) other similar transaction (other than any such transaction covered by Section 18(a)), in each case which entitles the holders of Company Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Company Common Stock (any such occurrence in items (i) through (v), a “Reorganization Event”), the Company shall provide the Holder with advanced written notice of such event or transaction and the Holder shall have the right to elect prior to the consummation of such Reorganization Event, to give effect to the exercise rights contained in Section 2.

(ii)         In the event of any Reorganization Event, the Holder shall thereafter have the right to purchase from the Company the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distributions on such Exchange Property which have a record date that is prior to the applicable Exercise Date) that the Holder would have received in such Reorganization Event had such Holder given effect to the exercise rights contained in Section 2 immediately prior to the effective date of the Reorganization Event. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person, then for the purpose of this Section 18(b)(ii), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Company Common Stock.

Section 3              Effectiveness. This Amendment shall be effective upon the consummation of the Company’s Initial Public Offering. In the event the Company does not consummate its Initial Public Offering on or before April 30, 2021, this Amendment shall be terminated automatically and be of no further force or effect, and the terms of the Warrant Agreement, as originally provided for, shall remain unchanged.

Section 4.              Miscellaneous.

(a)          Each party hereto hereby represents and warrants that (i) it has all organizational power and authority to execute, deliver and perform this Amendment, (ii) the execution, delivery and performance of this Amendment by such party has been duly and validly authorized and approved by all necessary organizational action by it, (iii) this Amendment has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the term of this Amendment, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting creditors’ rights and subject to general principles of equity and (iv) all consents, approvals, authorizations, permits of, filings with and notifications to, any person or party necessary for the due execution, delivery and performance of this Amendment by such party have been obtained or made.

(b)           This Amendment and the Warrant Agreement constitute the complete agreement and understanding among the parties hereto regarding the subject matter of this Amendment and supersede any prior understandings, agreement or representations regarding the subject matter of this Amendment or the Warrant Agreement. No party hereto shall be bound by any amendment, modification, waiver, discharge or termination of this Amendment unless the each party has agreed in writing to such amendment, modification, waiver, discharge or termination. This Amendment may be executed in multiple counterparts, all of which taken together shall constitute one instrument. Delivery of an executed signature page of this Amendment by electronic transmission shall be effective delivery as delivery of a manually executed counterpart hereof. This Amendment is governed by the laws of the State of Delaware, without regard to conflict of laws principles. After giving effect to this Amendment, each reference in the Warrant Agreement to “this Warrant”, this “Warrant Agreement”, “hereof”, “hereunder” or words of like import referring to the Warrant Agreement or the Warrant shall refer to the Warrant Agreement or the Warrant, as applicable, as amended by this Amendment.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the date first written above.

THE HOLDER

ADVENTIST HEALTH SYSTEM/WEST

By:	/s/ Brian Wing
Its:	President

THE COMPANY

INNOVAGE HOLDING CORP.
(F.K.A. TCO GROUP HOLDINGS, INC.)

By:	/s/ Maureen Hewitt
Name:	Maureen Hewitt
Its:	Chief Executive Officer and President

Execution Version

THIS STOCK PURCHASE WARRANT AGREEMENT AND THE WARRANT COMMON STOCK THAT MAY BE PURCHASED HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS STOCK PURCHASE WARRANT AGREEMENT HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO DISTRIBUTION, AND THIS STOCK PURCHASE WARRANT AGREEMENT AND THE WARRANT COMMON STOCK THAT MAY BE PURCHASED HEREUNDER MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AND REGISTRATION OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL THAT THE PROPOSED TRANSACTION DOES NOT VIOLATE THE SECURITIES ACT OF 1933, AND APPLICABLE STATE SECURITIES LAWS. THIS STOCK PURCHASE WARRANT AGREEMENT AND THE WARRANT COMMON STOCK THAT MAY BE PURCHASED HEREUNDER ARE SUBJECT TO RESTRICTIONS ON VOTING AND TRANSFER AND REQUIREMENTS OF SALE AND OTHER PROVISIONS AS SET FORTH IN THE STOCKHOLDERS AGREEMENT.

TCO GROUP HOLDINGS, INC.

STOCK PURCHASE WARRANT AGREEMENT

Date of Issuance: March 18, 2019        Certificate No. W-1

THIS IS TO CERTIFY that ADVENTIST HEALTH SYSTEM/WEST, a California nonprofit religious corporation, d/b/a ADVENTIST HEALTH, and its permitted transferees, successors and assigns (the “Holder”), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, is entitled to purchase from TCO GROUP HOLDINGS, INC., a Delaware corporation (the “Company”), shares of Company Common Stock, par value $0.001 per share, of the Company representing an aggregate number of Company Common Stock equal to five percent (5%) of the issued and outstanding equity interests of the Company on a Fully Diluted basis determined at the time of and after giving effect to the exercise of this Warrant in full at an exercise price equal to the Fair Market Value Per Share of such Company Common Stock at the time of the exercise of this Warrant (the “Exercise Price”), at any time on or after the Exercise Date and expiring on the Expiration Date. The number of Warrant Common Stock which may be purchased pursuant to this Stock Purchase Warrant Agreement (as amended, modified or supplemented from time to time, this “Warrant Agreement” or this “Warrant”) are referred to herein as the “Aggregate Number.” Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in that certain Stockholders Agreement dated as May 13, 2016, as amended from time to time, by and among the Company and the other parties named therein (the “Stockholders Agreement”).

SECTION 1

THE WARRANT AGREEMENT; TRANSFER AND EXCHANGE; VESTING

(a)           The Warrant Agreement. This Warrant Agreement and the rights and privileges of the Holder hereunder may be exercised by the Holder in whole or in part as provided herein.

(b)          Transfer and Exchanges. The Company shall initially record this Warrant Agreement on a register to be maintained by the Company with its other books and records and subject to Stockholders Agreement, from time to time thereafter shall reflect the transfer of this Warrant Agreement on such register when surrendered for transfer in accordance with the terms of this Warrant and the Stockholders Agreement and properly endorsed, accompanied by appropriate instructions. Upon any such transfer, a new warrant agreement on the same terms and conditions as set forth herein shall be issued to the transferee and the Holder (in the event the Warrant is only partially transferred) and the surrendered warrant shall be canceled.

(c)           Vesting. This Warrant shall be fully vested on the Exercise Date.

SECTION 2

EXERCISE; PAYMENT; ISSUANCE

(a)           Right to Exercise.

(i)          At any time on or after the Exercise Date and on or before the Expiration Date, and subject to any applicable regulatory requirements (in which the Company shall comply with such regulatory requirements on a timely basis), but only once per six-month period, the Holder, in accordance with the terms hereof, may provide a written request to the Company for the most current TTM Consolidated EBITDA (the “Exercise TTM Consolidated EBITDA”), and, within 10 Business Days of such request, the Company will provide in writing to the Holder (x) the most current TTM Consolidated EBITDA, (y) the Company’s calculation of the Fair Market Value Per Share, and (z) the back-up information supporting such calculation. Within 30 days of receipt of the Company’s calculation of the Fair Market Value Per Share and such supporting information, the Holder may elect to have the Fair Market Value Per Share be determined by the Valuation Firm. The Holder and the Company shall work in good faith to select the Valuation Firm within 15 Business Days of the Holder’s election. The determination by such firm shall be final and conclusive, and the fees and expense of such firm shall be borne solely by the Holder.

(ii)         Within 30 days of receipt of the later of (x) the Exercise TTM Consolidated EBITDA and Fair Market Value Per Share from the Company or (y) the determination of the Fair Market Value Per Share by the Valuation Firm, subject to Section 2(a)(iii), the Holder may exercise this Warrant Agreement, in whole or in part, by delivering the Notice of Exercise, in the form of Exhibit A attached hereto and made a part hereof (the “Notice of Exercise”), duly executed. The aggregate Exercise Price (the “Aggregate Exercise Price”) to be paid for the Warrant Common Stock to be purchased (the “Exercise Amount”) shall be equal to the product of (A) the Exercise Amount multiplied by (B) the Exercise Price. If the Expiration Date is not a Business Day, then this Warrant Agreement may be exercised on the next succeeding Business Day.

(iii)        Subject to all other terms and conditions hereof, the Holder only may exercise this Warrant Agreement and deliver a Notice of Exercise (A) once per twelve-month period and (B) if the Aggregate Exercise Price in respect of such exercise is more than Five Million Dollars ($5,000,000), unless, in the case of clause (B), such exercise is for all of the, or the remainder of any, outstanding, unexercised Warrant Common Stock.

(b)          Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made to the Company in cash or other immediately available funds or as provided in Section 2(c) or a combination thereof. In the case of payment of all or a portion of the Aggregate Exercise Price pursuant to Section 2(c), the direction by the Holder to make a “Cashless Exercise” shall serve as accompanying payment for that portion of the Exercise Price.

(c)          Cashless Exercise. The Holder shall have the right to pay all or a portion of the Aggregate Exercise Price by making a “Cashless Exercise” in connection with a Change of Control, in which case the proceeds to be received by the Holder in respect of the Aggregate Number of shares of Warrant Common Stock that are being acquired upon the exercise of this Warrant in connection with the Change of Control will be reduced by the portion of the Aggregate Exercise Price that is to be paid through the “Cashless Exercise” (which will be retained by the Company).

(d)          Issuance of Company Common Stock. Upon receipt by the Company of the Notice of Exercise and payment of the Aggregate Exercise Price, the Holder shall be deemed to be the holder of record of the Company Common Stock issuable upon such exercise, notwithstanding that certificates representing such Company Common Stock may not then be actually delivered. Within three (3) Business Days after such delivery of the Notice of Exercise and payment of the Aggregate Exercise Price, the Company shall issue and cause to be delivered to the Holder a certificate or certificates (in the name of the Holder) for the Exercise Amount.

(e)          Fractional Shares. The Company may, but shall not be required to, deliver fractions of Company Common Stock upon exercise of this Warrant Agreement. If any fraction of a share of Company Common Stock would be deliverable upon an exercise of this Warrant Agreement, the Company may, in lieu of receiving such fraction of a share of Company Common Stock, require the Holder to accept a cash payment in an amount equal to the same fraction of the Fair Market Value Per Share.

SECTION 3

PAYMENT OF TAXES; REPLACEMENT WARRANT

The Company shall pay all stamp taxes attributable to the initial issuance of Warrant Common Stock or other securities issuable upon the exercise of this Warrant Agreement, excluding any tax or taxes which may be payable because of the transfer involved in the issuance or delivery of any certificates for Warrant Common Stock or other securities in a name other than that of the Holder in respect of which such Warrant Common Stock or securities are issued.

IN CASE THIS WARRANT AGREEMENT IS MUTILATED, LOST, STOLEN OR DESTROYED, THE COMPANY SHALL ISSUE AND DELIVER IN EXCHANGE AND SUBSTITUTION FOR AND UPON CANCELLATION OF THE MUTILATED WARRANT AGREEMENT, OR IN LIEU OF AND IN SUBSTITUTION FOR THE WARRANT AGREEMENT LOST, STOLEN OR DESTROYED, A NEW WARRANT AGREEMENT WITH THE SAME TERMS AND CONDITIONS AS SET FORTH HEREIN AND REPRESENTING AN EQUIVALENT RIGHT OR INTEREST, BUT ONLY UPON RECEIPT OF EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY OF SUCH LOSS, THEFT OR DESTRUCTION OF SUCH WARRANT AGREEMENT.

SECTION 4

ISSUANCE OF STOCK

(a)            Regulatory Requirements and Restrictions. In the event of any reasonable determination by the Holder that, by reason of any existing or future federal or state law, statute, rule, regulation, guideline, order, court or administrative ruling, request or directive (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) (collectively, a “Regulatory Requirement”), the Holder is effectively restricted or prohibited from holding this Warrant Agreement or the Warrant Common Stock (including any Company Common Stock or other securities distributable to the Holder in any merger, reorganization, readjustment or other reclassification), or otherwise realizing upon or receiving the benefits intended under this Warrant Agreement, the Company shall, and shall use its commercially reasonable efforts to have its Stockholders take such action as the Holder and the Company shall jointly agree in good faith to be necessary to permit the Holder to comply with such Regulatory Requirement. The reasonable costs of taking such action, whether by the Company, the Holder or otherwise, shall be borne by the Company if such Regulatory Requirement is applicable to the Company, and the Holder if such Regulatory Requirement is applicable to the Holder.

(b)            Validly Issued Company Common Stock. The Company covenants that all Company Common Stock that may be issued pursuant to this Warrant Agreement, assuming full payment of the Aggregate Exercise Price shall, upon delivery by the Company, be duly authorized and validly issued, fully paid and nonassessable, free and clear from all taxes, liens and charges with respect to the issue or delivery thereof and otherwise free and clear of all other security interests, encumbrances and claims of any nature whatsoever (other than restrictions under applicable federal and/or state securities laws). The Company shall at all times during the term of the Warrant (i) have authorized and reserved shares of Company Common Stock as will be sufficient to satisfy the requirements of this Warrant Agreement and (ii) take all such actions as may be necessary or appropriate in order that the Company Common Stock that may be issued upon exercise of this Warrant pursuant to the terms hereof be validly issued, fully paid and nonassessable, issued without violation of any preemptive or similar rights of any equityholder of the Company, and free and clear from all taxes, liens and charges with respect to the issue or delivery thereof, and otherwise free and clear of all other security interests, encumbrances and claims of any nature whatsoever (other than restrictions under applicable federal and/or state securities laws).

(c)            Rights as Stockholders. No holder of this Warrant, as such, shall be entitled to vote or receive dividends or be deemed the holder of shares of Company Common Stock, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised as provided herein.

SECTION 5

TRANSFERS OF THE WARRANT AGREEMENT OR WARRANT COMMON STOCK

(a)            Acknowledgment of the Holder. This Warrant Agreement has not been, and the Warrant Common Stock at the time of their issuance may not be, registered under the Securities Act and except as provided in this Warrant Agreement, the Company shall not be required to so register this Warrant Agreement and the Warrant Common Stock. This Warrant Agreement and the Warrant Common Stock are issued or issuable subject to the provisions and conditions contained herein, and every Holder hereof by accepting the same (i) agrees with the Company to such provisions and conditions, and (ii) represents to the Company that this Warrant Agreement has been acquired and the Warrant Common Stock will be acquired for the account of the Holder for investment and not with a view to or for sale in connection with any distribution thereof.

(b)            Compliance with Securities Laws. The Holder agrees that this Warrant Agreement and the Warrant Common Stock may not be sold or otherwise disposed of except pursuant to an effective registration statement under the Securities Act and applicable state securities laws or pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. In the event that the Holder transfers this Warrant Agreement or the Warrant Common Stock pursuant to an applicable exemption from registration, the Company may request, at its expense, that the Holder deliver an opinion of counsel reasonably acceptable to the Company that the proposed transfer does not violate the Securities Act and applicable state securities laws.

(c)            Restrictive Securities Legend. Shares of Company Common Stock issued upon exercise of this Warrant or otherwise delivered in satisfaction of this Warrant will bear such legends as may be required or provided for under the terms of the Stockholders Agreement.

SECTION 6

DEFINITIONS

As used herein, the following terms shall have the following meanings.

“Aggregate Exercise Price” has the meaning set forth in Section 2(a)(ii).

“Aggregate Number” has the meaning set forth in the Preamble.

“Board” means the Board of Directors of the Company.

“Change of Control” means any of (i) a consolidation, merger, or similar transaction or series of related transactions involving the Company, including a sale or other disposition of equity securities of the Company, as a result of which, the Company (or the surviving entity of such transaction) is controlled by a Third Party or Third Parties acting in concert, or which results in the acquisition of all or substantially all of the Company’s then outstanding equity by a Third Party or by a group of Third Parties acting in concert or (ii) a sale or transfer of all or substantially all of the Company’s assets to a Third Party or a group of Third Parties acting in concert. For the avoidance of doubt, if an event or condition constitutes a Change of Control, then no other event or condition shall thereafter constitute a Change of Control hereunder.

“Company” has the meaning set forth in the Preamble.

“Consolidated EBITDA” has the meaning set forth in the then-current credit agreement between TCO and TCO’s senior secured lender. The definition of “Consolidated EBITDA” as of the date hereof is attached hereto at Exhibit B.

“Exercise Amount” has the meaning set forth in Section 2(a)(ii).

“Exercise Date” means the date on which the Holder or its Affiliate has made aggregate capital contributions in an amount greater than Twenty-Five Million U.S. Dollars ($25,000,000) to one or more joint venture entities in which the Holder or its Affiliate, on the one hand, and the Company or one of its Affiliates, on the other hand, hold equity.

“Exercise Price” has the meaning set forth in the Preamble.

“Exercise TTM Consolidated EBITDA” has the meaning set forth in Section 2(a)(i).

“Expiration Date” means the earlier of earlier of (i) the liquidation, dissolution or winding up of the Company or (ii) a Change of Control, provided that if the Change of Control occurs after the Exercise Date, the Holder has the opportunity to exercise this Warrant Agreement, in whole or in part, in connection with a Change of Control.

“Fair Market Value Per Share” means (a) an amount equal to (i) (A) 10.5 multiplied by (B) the Exercise TTM Consolidated EBITDA minus (C) the Company’s and its Subsidiaries’ aggregate debt as of the last day of the Last Fiscal Quarter that is used for calculating the Exercise TTM Consolidated EBITDA plus (D) the Company’s and its Subsidiaries’ aggregate cash as of the last day of the Last Fiscal Quarter that is used for calculating the Exercise TTM Consolidated EBITDA minus (E) all cash reserved by the Company and its Subsidiaries as required by Program of All-Inclusive Care for the Elderly law as of the last day of the Last Fiscal Quarter that is used for calculating the Exercise TTM Consolidated EBITDA plus (F) the cash proceeds received by the Company assuming all issued and outstanding in-the-money Options or Convertible Securities (other than warrants) are exercised as of the last day of the Last Fiscal Quarter that is used for calculating the Exercise TTM Consolidated EBITDA divided by (ii) the then-current number of issued and outstanding Company Common Stock assuming all issued and outstanding in-the- money Options or Convertible Securities (other than warrants) are exercised as of the last day of the Last Fiscal Quarter that is used for calculating the Exercise TTM Consolidated EBITDA without giving effect to the exercise of this Warrant, or (b) in the event the Holder elects to have the Fair Market Value Per Share determined by the Valuation, then the value per share of the Company Common Stock as determined by the Valuation Firm.

“Holder” has the meaning set forth in the Preamble.

“Last Fiscal Quarter” means the most recently completed quarterly accounting period of the Company for which unaudited financial statements have been completed.

“Notice of Exercise” has the meaning set forth in Section 2(a)(ii).

“TCO” means Total Community Options, Inc., a Colorado corporation and indirect Subsidiary of the Company.

“TTM Consolidated EBITDA” means the trailing twelve-month Consolidated EBITDA as of the last day of the Last Fiscal Quarter.

“Valuation Firm” means a nationally recognized investment banking, accounting or valuation firm jointly selected by the Board and the Holder and engaged by the Company.

“Warrant” has the meaning set forth in the Preamble.

“Warrant Agreement” has the meaning set forth in the Preamble.

“Warrant Common Stock” means the Company Common Stock issued or issuable upon exercise of this Warrant Agreement in accordance with its terms.

“Warrant Securities” means the Warrant Agreement and the Warrant Common Stock, collectively.

SECTION 7

SURVIVAL OF PROVISIONS

ALL OF THE PROVISIONS OF THIS WARRANT AGREEMENT SHALL EXPRESSLY SURVIVE ANY EXERCISE OF THIS WARRANT AGREEMENT UNTIL THE DATE ON WHICH THE HOLDER NO LONGER HOLDS ANY WARRANT SECURITIES.

SECTION 8

CAPTIONS

The titles and captions of the Sections and other provisions of this Warrant Agreement are for convenience of reference only and are not to be considered in construing this Warrant Agreement.

SECTION 9

NOTICES

Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Warrant Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or (if a facsimile number is provided below) sent by facsimile (subject to electronic confirmation of good facsimile transmission). Any such notice, request, demand, claim or other communication will be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service, (c) the day of sending, if sent by facsimile prior to 5:00 p.m. (Eastern time) on any Business Day or the next succeeding Business Day if sent by facsimile after 5:00 p.m. (Eastern time) on any Business Day or on any day other than a Business Day or (d) five Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or, if applicable, facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:

If to the Company:

c/o Welsh, Carson, Anderson & Stowe

320 Park Avenue Suite 2500

New York, New York 10022-6815

Facsimile number: (212) 893-9575

Attention: Thomas A. Scully and Sean M. Traynor

with a copy to:

McDermott Will & Emery LLP

444 West Lake Street

Chicago, Illinois 60606

Facsimile number: (312) 277-2813

Attention: John Callahan and Patrick Martinez

If to Holder:

Adventist Health

2100 Douglas Blvd.

Roseville, CA 95661

Facsimile number: (916) 774-3326

Attn: President

with a copy (not constituting notice) to:

Meredith Jobe

Vice President, General Counsel

Adventist Health

2100 Douglas Blvd.

Roseville, CA 95661

Facsimile number: (916) 406-2324

Latham & Watkins LLP

355 South Grand Ave., Suite 100

Los Angeles, CA 90071-1560

Attn: Daniel K. Settelmayer

Facsimile number: (213) 891-8763

Each of the parties to this Warrant Agreement may specify a different address or addresses or facsimile number or facsimile numbers by giving notice in accordance with this Section 9 to each of the other parties hereto.

SECTION 10

ASSIGNMENT, SUCCESSORS AND ASSIGNS

This Warrant and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Warrant nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

SECTION 11

AMENDMENTS

Neither this Warrant Agreement nor any term hereof may be amended, changed, waived, discharged or terminated without the prior written consent of the Holder and the Company to such action.

SECTION 12

SEVERABILITY

If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

SECTION 13

GOVERNING LAW

This Warrant Agreement is to be construed and enforced in accordance with and governed by the laws of the State of Delaware and without regard to the principles of conflicts of law of such state.

SECTION 14

ENTIRE AGREEMENT

This Warrant Agreement, the Stockholders Agreement and the agreements, documents and instruments entered hereby are intended by the parties as a final expression of their agreement and are intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.

SECTION 15

RULES OF CONSTRUCTION

Unless the context otherwise requires, “or” is not exclusive, and references to sections or subsections refer to sections or subsections of this Warrant Agreement. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. The use in this Warrant of the term “including” means “including, without limitation”.

SECTION 16

COUNTERPARTS

This Warrant Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. The parties hereto may deliver executed signature pages to this Warrant Agreement by facsimile or email transmission. No party hereto may raise as a defense to the formation or enforceability of this Warrant Agreement, and each party hereto forever waives any such defense, either (i) the use of a facsimile or email transmission to deliver a signature or (ii) the fact that any signature was signed and subsequently transmitted by facsimile or email transmission.

SECTION 17

EXPENSES

Each party will pay their own respective financial advisory, legal, accounting and other expenses incurred by them or for their benefit in connection with the preparation and execution of this Warrant Agreement, the compliance herewith and the consummation of the transactions contemplated hereby.

SECTION 18

JOINDER TO STOCKHOLDERS AGREEMENT

By acceptance of the Warrant Common Stock, the undersigned agrees hereby to become a party to, and be bound by the terms of, the Stockholders Agreement, as a Stockholder.

[Remainder of Page Intentionally omitted]

IN WITNESS WHEREOF, the Company has caused this Warrant Agreement to be issued and executed in its corporate name by its duly authorized officer as of the date of issuance set forth above.

TCO GROUP HOLDINGS, INC.

By:	/s/ Maureen Hewitt
Name:	Maureen Hewitt
Title:	Chief Executive Officer and President

ACKNOWLEDGED AND ACCEPTED this 6 day of March, 2019.

ADVENTIST HEALTH SYSTEM/WEST

By:	/s/ Illegible
Name:
Title:

EXHIBIT A

NOTICE OF EXERCISE

To:

1.            Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Warrant Agreement. The undersigned, pursuant to the provisions of the Warrant Agreement, hereby elects to exercise the Warrant Agreement with respect to shares of Warrant Common Stock representing  ___ % of the issued and outstanding equity interest of the Company on a Fully Diluted, as of the date hereof after giving effect to the exercise of the Warrant Agreement. Subject to adjustment after confirmation with the Company, the Holder has calculated the number of shares of Warrant Common Stock to be   _______shares.

2.            Subject to adjustment after confirmation with the Company, the undersigned herewith tenders payment for such Company Common Stock, together with any applicable transfer taxes, in the following manner (please check type, or types, of payment and indicate the portion of the Exercise Price to be paid by each type of payment):

________ Exercise for Cash

________ Cashless Exercise

3.            Please issue a certificate or certificates representing the Company Common Stock issuable in respect hereof under the terms of the attached Warrant Agreement, as follows:

(Name of Record Holder/Transferee)

and deliver such certificate or certificates to the following address:

(Address of Record Holder/Transferee)

4.            The undersigned represents that the aforesaid Company Common Stock are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such Company Common Stock.

(Signature)

(Date)

EXHIBIT B

DEFINITION OF “ CONSOLIDATED EBITDA”

[Intentionally Omitted]